As filed with the Securities And Exchange Commission on June 29, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

A.G. EDWARDS, INC.
(Exact name of Registrant as specified in its charter)

Delaware			43-1288229
(State or other jurisdiction			(I.R.S. Employer
of incorporation or organization)			Identification No.)

One North Jefferson Avenue, St. Louis, Missouri 63103
(Address of principal executive offices) (Zip Code)

A.G. EDWARDS, INC. NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN
(Full title of the plan)

Douglas L. Kelly,
Secretary
A.G. Edwards, Inc.
One North Jefferson Avenue
St. Louis, Missouri 63103
(Name and address of agent for service)

(314) 955-3000
(Telephone number, including area code, of agent for service)

Copy to:
John R. Short
Blackwell Sanders Peper Martin LLP
720 Olive Street, 24th Floor
St. Louis, Missouri 63101

CALCULATION OF REGISTRATION FEE

Proposed
Title of	Amount to	maximum	Proposed
securities	be	offering price	maximum aggregate	Amount of
to be registered	registered	per share	offering price	registration fee
Common stock, $1.00 par value per share	20,027shares(1)	$42.925(2)	$859,658.97(2)	$101.18(2)

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, there is also being registered such additional shares and rights as may be issued by reason of stock splits, stock dividends or similar transactions.

(2) The proposed maximum offering price per share and maximum aggregate offering price are estimated for the sole purpose of calculating the amount of the registration fee. The fee has been calculated in accordance with paragraphs (c) and (h)(1) of Rule 457 promulgated under the Securities Act of 1933, as amended. Accordingly, the maximum offering price per share is based on the average of the high and low prices of the Registrant's Common Stock on the New York Stock Exchange for June 27, 2005.

INTRODUCTION

This Registration Statement on Form S-8 is filed by A.G. Edwards, Inc., a Delaware corporation (the "Company"), registering 20,027 shares of Common Stock, $1.00 par value per share, issuable under the A.G. Edwards Inc. Non-Employee Director Stock Compensation Plan (the "Plan").

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information about the Plan specified in Part I of Form S-8 will be sent or given to eligible non-employee directors as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute prospectuses that meet the requirements of Section 10(a) of the Securities Act. All such documents will be dated and maintained in a "prospectus file" as required by Rule 428(a) promulgated under the Securities Act and will contain the following legend in a conspicuous place as directed by Rule 428(b)(1):

"This document (or specifically designated portions of this document) constitutes (constitute) part of a prospectus covering securities that have been registered under the Securities Act of 1933."

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.			Incorporation of Certain Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

(a) The Annual Report on Form 10-K of the Company for the year ended February 28, 2005, filed on May 9, 2005;

(b) The Current Report on Form 8-K of the Company dated March 1, 2005 and filed on March 2, 2005; the Current Report on Form 8-K of the Company dated and filed on March 31, 2005; the Current Report on Form 8-K of the Company dated and filed on June 13, 2005; the Current Report on Form 8-K of the Company dated and filed on June 23, 2005; and the Current Report on Form 8-K of the Company dated June 23, 2005 and filed on June 24, 2005;

(c) The description of the Company's Common Stock, $1.00 par value per share, as contained in the Registration Statement filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, will be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.			Description of Securities.

Not applicable.

Item 5.			Interests of Named Experts and Counsel.

Not applicable.

Item 6.			Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware, Article IX of the Company's Certificate of Incorporation, as amended, and Article VII of the Company's Bylaws, as amended, provide for indemnification of directors, officers and others under certain conditions and subject to specific limitations. Under its Certificate of Incorporation and Bylaws, the Company must indemnify any person who is or was a director or officer or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, liabilities and losses (including attorneys' fees), reasonably incurred or suffered by him or her to the fullest extent authorized by the General Corporation Law of Delaware, as amended (and as may be amended in the future, if such amendments provide for broader indemnification rights).

The Company maintains directors' and officers' liability insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of the Company's Certificate of Incorporation and Bylaws.

The foregoing represents a summary of the general effect of Delaware law and the Company's Certificate of Incorporation and Bylaws for purposes of general description only. Additional information regarding indemnification of directors and officers can be found in the Delaware statutes, the Company's Certificate of Incorporation and Bylaws, and its pertinent insurance contracts.

Item 7.			Exemption from Registration Claimed.

Not applicable.

Item 8.			Exhibits.

See Exhibit Index immediately following the signature page hereof and the exhibits filed herewith or incorporated herein by reference.

Item 9.			Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on June 29, 2005.

A.G. EDWARDS, INC.
(Registrant)

		By:	/s/ Douglas L. Kelly
Douglas L. Kelly
Treasurer, Chief Financial Officer
and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Bagby and Douglas L. Kelly, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

/s/ Robert L. Bagby		Chairman of the Board, Chief	June 29, 2005
Robert L. Bagby		Executive Officer (Principal
Executive Officer) and
Director

/s/ Ronald J. Kessler		Vice Chairman of the Board	June 29, 2005
Ronald J. Kessler		and Director

/s/ Douglas L. Kelly		Treasurer, Chief Financial	June 29, 2005
Douglas L. Kelly		Officer (Principal Financial
Officer) and Secretary

/s/ Dr. E. Eugene Carter		Director	June 29, 2005
Dr. E. Eugene Carter

/s/ Peter B. Madoff		Director	June 29, 2005
Peter B. Madoff

/s/ Samuel C. Hutchinson, Jr.		Director	June 29, 2005
Samuel C. Hutchinson, Jr.

/s/ Mark S. Wrighton		Director	June 29, 2005
Mark S. Wrighton

/s/ Vicki B. Escarra		Director	June 29, 2005
Vicki B. Escarra

/s/ Thomas H. Martin, Jr.		Controller	June 29, 2005
Thomas H. Martin, Jr.

/s/ Joseph G. Porter		Principal Accounting	June 29, 2005
Joseph G. Porter		Officer

EXHIBIT INDEX

Exhibit Number*	Description of Exhibit

4.1
Articles IV, V, X, XII, XIII and XV of the Company's Certificate of Incorporation, filed as Exhibit 3(i) to the Company's Form 10-K for the year ended February 28, 1993, as amended by the Certificate of Amendment of Certificate of Incorporation filed as Exhibit 3(i)(a) to the Company's Form 10-Q for the quarter ended May 31, 1998, incorporated herein by reference.

4.2
Article II, Article III Sections 1 and 15, Article IV Sections 1 and 3, Article VI and Article VII Sections 1-3 of the Company's Bylaws filed as Exhibit 3(ii) to the Company's Form 10-K for the year ended February 28, 1994, incorporated herein by reference.

5	Omitted - Inapplicable.

15	Omitted 1 Inapplicable.

23	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included on the signature page of this Registration Statement).

*Numbers correspond to document numbers in the Exhibit Table of Item 601 of Regulation S-K.